Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
eHealth, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Amended and Restated 2021 Inducement Plan	Other	1,500,000(2)	$2.84(3)	$4,260,000	$110.20 per $1,000,000	$469.45

Total Offering Amounts					$4,260,000		$469.45
Total Fee Offsets							$—
Net Fee Due							$469.45

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s Amended and Restated 2021 Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)    Represents an increase of 1,500,000 shares of the registrant's common stock reserved for issuance pursuant to awards granted under the registrant's Amended and Restated 2021 Inducement Plan.
(3)    Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.84 per share, which is the average of the high and low prices per share of the registrant’s common stock on the Nasdaq Global Select Market as of November 2, 2022.